Exhibit 99.1

P R E S S R E L E A S E

For Immediate Release:	Contact:
Mollie Condra, Ph.D.
HealthStream
(615)-301-3237
mollie.condra@healthstream.com

HealthStream Closes Acquisition of HealthLine Systems

NASHVILLE, Tennessee (March 16, 2015) – HealthStream (NASDAQ: HSTM), a leading provider of workforce development and research/patient experience solutions for the healthcare industry, announced today that it has completed the acquisition of San Diego-based HealthLine Systems. Through this transaction, market-leading products for credentialing, privileging, quality management, and contact center optimization are added to HealthStream’s comprehensive solution offering for healthcare organizations.

The purchase price for the acquisition was approximately $88 million, which was paid in cash.

About HealthStream

HealthStream (NASDAQ: HSTM) is dedicated to improving patient outcomes through the development of healthcare organizations’ greatest asset: their people. Our unified suite of software-as-a-service (SaaS) solutions is contracted by, collectively, approximately 4.3 million healthcare employees in the U.S. for workforce development, training & learning management, talent management, performance assessment, and managing simulation-based education programs. Our research solutions provide valuable insight to healthcare providers to meet HCAHPS requirements, improve the patient experience, engage their workforce, and enhance physician alignment. Based in Nashville, Tennessee, HealthStream has additional offices in Laurel, Maryland, Brentwood, Tennessee, Pensacola, Florida, Jericho, New York, and San Diego, California. For more information, visit http://www.healthstream.com or call 800-933-9293.

This press release contains forward-looking statements that involve risks and uncertainties regarding HealthStream. Investors are cautioned that such results or events predicted in these statements may differ materially from actual future events or results. This information has been included in reliance on the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such results or events predicted in these statements may differ materially from actual future events or results. These forward-looking statements are based on a variety of assumptions that may not be realized, and which are subject to significant risks and uncertainties, including that the acquisition may not be consummated and that the anticipated financial and strategic benefits of the acquisition may not be realized, as well as risks and uncertainties referenced from time to time in the Company’s filings with the Securities and Exchange Commission.

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HealthStream, Inc. • 209 10th Avenue South, Suite 450 • Nashville, Tennessee 37203 • 615-301-3100 • www.healthstream.com